Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
BPO Enterprises, Inc.	Delaware
Business Process Outsourcing (India) Private Limited	India
Business Process Outsourcing Ltd.	Mauritius
Business Process Outsourcing, Inc.	Delaware
exl Service.com (India) Private Limited	India
Exl Support Services Private Limited	India
ExlService (U.K.) Limited	United Kingdom
ExlService Czech Republic S.R.O.	Czech Republic
ExlService Mauritius Limited	Mauritius
ExlService Philippines, Inc.	Philippines
ExlService Romania Private Limited S.R.L.	Romania
ExlService SEZ BPO Solutions Private Limited	India
Exl Service.com, Inc.	Delaware
Inductis (India) Private Limited	India
Inductis (Singapore) PTE Limited	Singapore
Inductis, Inc.	Delaware
Inductis, LLC	Delaware
OPI Limited	Mauritius
Outsource Partners International Corporation	Nova Scotia
Outsource Partners International EAD	Bulgaria
Outsource Partners International Ltd.	United Kingdom
Outsource Partners International Private Limited	India
Outsource Partners International SDN BHD	Malaysia
Outsource Partners International, Inc.	Cayman
Outsource Partners International, Inc.	Delaware
PDMA International Limited	Delaware
Professional Data Management Again, Inc.	Delaware
Trumbull Services LLC	Connecticut